EXHIBIT 23.1

Consent of independent registered public accounting firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-121346) and related Prospectus of William Lyon Homes and William Lyon Homes, Inc. and to the incorporation by reference therein of our report dated February 13, 2004, with respect to the consolidated financial statements of William Lyon Homes, and our report dated February 15, 2002, with respect to the combined financial statements of the Significant Subsidiaries of William Lyon Homes, both included in the Annual Report (Form 10-K/A) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Irvine, California

January 6, 2005